
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
            (PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934)
                             ---------------------

                            THE LIBERTY CORPORATION
                                (Name of Issuer)

                            THE LIBERTY CORPORATION
                      (Name of Person(s) Filing Statement)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  530370 10 5
                     (CUSIP Number of Class of Securities)

                               MARTHA G. WILLIAMS
                            THE LIBERTY CORPORATION
                            2000 WADE HAMPTON BLVD.
                                   BOX 19043
                        GREENVILLE, SOUTH CAROLINA 29615
                              PHONE: 864-609-8300
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
        and Communications on Behalf of the Person(s) Filing Statement)
                             ---------------------
                                    COPY TO:

                                  DENNIS HERSH
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                               NEW YORK, NY 10017
                             ---------------------
                               FEBRUARY 11, 1998
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                           CALCULATION OF FILING FEE

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
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                 TRANSACTION VALUATION*                                     AMOUNT OF FILING FEE
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
                      $104,000,000                                                $20,800
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

* Calculated solely for the purpose of determining the filing fee, based upon the purchase of 2,000,000 shares at $52.00 a share.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  Amount previously paid:  Not applicable          Filing Party:  Not applicable

  Form or registration no.:  Not applicable          Date Filed:  Not applicable
================================================================================

ITEM 1.  SECURITY AND ISSUER.

     (a) The name of the issuer is The Liberty Corporation, a South Carolina corporation (the "Company"), which has its principal executive offices at 2000 Wade Hampton Boulevard; Greenville, South Carolina 29602; telephone number:
(864) 609-8256.

     (b) This schedule relates to the offer by the Company to purchase up to 2,000,000 outstanding shares of Common Stock, no par value, of the Company (such shares, together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 7, 1990, between the Company and The Bank of New York, as Rights Agent, are hereinafter referred to as the "Shares") at prices not greater than $52.00 nor less than $45.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 11, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"), copies of which are attached hereto as Exhibits (a)(1) and(a)(2), respectively. The information set forth in the Introduction, and in
Section 1, Section 9 and Section 12 of the Offer to Purchase is incorporated herein by reference.

     (c) The information set forth in the Introduction and in Section 8 of the Offer to Purchase is incorporated herein by reference.

     (d) Not applicable.

ITEM 2.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) The information set forth in Section 11 of the Offer to Purchase is incorporated herein by reference.

     (b) Not applicable.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

     (a)-(j) The information set forth in the Introduction and in Section 9 and
Section 10 of the Offer to Purchase is incorporated herein by reference.

ITEM 4.  INTEREST IN SECURITIES OF THE ISSUER.

     The information set forth in Section 12 of the Offer to Purchase is incorporated herein by reference.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

     The information set forth in Section 10 and Section 12 of the Offer to Purchase is incorporated herein by reference.

ITEM 6.  PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     The information set forth in Section 16 of the Offer to Purchase is incorporated herein by reference.

ITEM 7.  FINANCIAL INFORMATION.

     (a) The financial information set forth in Section 10 of the Offer to Purchase is incorporated herein by reference.

     (b) The pro forma data set forth in Section 10 of the Offer to Purchase is incorporated herein by reference.

ITEM 8.  ADDITIONAL INFORMATION.

     (a) Not applicable.

     (b) The information set forth in Section 13 of the Offer to Purchase is incorporated herein by reference.

     (c) Not applicable.

     (d) Not applicable.

     (e) The information set forth in the Offer to Purchase and Letter of Transmittal is incorporated herein by reference.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

     (a)(1) Form of Offer to Purchase dated February 11, 1998.

     (a)(2) Form of Letter of Transmittal dated February 11, 1998, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     (a)(3) Form of Notice of Guaranteed Delivery.

     (a)(4) Form of letter from Goldman, Sachs & Co. to brokers, dealers, commercial banks, trust companies and other nominees dated February 11, 1998.

     (a)(5) Form of letter from brokers, dealers, commercial banks and trust companies to their clients dated February 11, 1998.

     (a)(6) Form of letter to stockholders from Hayne Hipp, President of the Company, dated February 11, 1998.

     (a)(7) Form of letter from the Company to holders of vested options dated February 11, 1998.

     (a)(8) Form of letter from the Company to holders of Preferred Stock dated February 11, 1998.

     (a)(9) Form of Summary Advertisement dated February 11, 1998.

     (a)(10) Form of Communications Bulletin to Employees of the Company dated February 10, 1998.

     (a)(11) News Release dated February 2, 1998.

     (a)(12) News Release dated February 10, 1998.

     (b) Promissory note dated January 28, 1998 from the Company to Wachovia Bank, N.A.

     (c) Not applicable.

     (d) Not applicable.

     (e) Not applicable.

     (f) Not applicable.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          THE LIBERTY CORPORATION

                                          By:   /s/ MARTHA G. WILLIAMS

                                            ------------------------------------
                                            Name: Martha G. Williams
                                            Title:  Vice President, General
                                                    Counsel
                                                and Secretary

Dated: February 11, 1998


                                 EXHIBIT INDEX

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
                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
(a)(1)    Form of Offer to Purchase dated February 11, 1998. .........
(a)(2)    Form of Letter of Transmittal dated February 11, 1998,
          together with Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9. ..............
(a)(3)    Form of Notice of Guaranteed Delivery. .....................
(a)(4)    Form of letter from Goldman, Sachs & Co. to brokers,
          dealers, commercial banks, trust companies and other
          nominees dated February 11, 1998. ..........................
(a)(5)    Form of letter from brokers, dealers, commercial banks and trust companies to their clients dated February 11, 1998....
(a)(6)    Form of letter to stockholders from Hayne Hipp, President of the Company, dated February 11, 1998. ......................
(a)(7)    Form of letter from the Company to holders of vested options dated February 11, 1998. ...................................
(a)(8)    Form of letter from the Company to holders of Preferred
          Stock dated February 11, 1998. .............................
(a)(9)    Form of Summary Advertisement dated February 11, 1998. .....
(a)(10)   Form of Communications Bulletin to Employees of the Company
          dated February 10, 1998. ...................................
(a)(11)   News Release dated February 2, 1998. .......................
(a)(12)   News Release dated February 10, 1998. ......................
(b)       Promissory note dated January 28, 1998 from the Company to
          Wachovia Bank, N.A. ........................................
(c)       Not applicable. ............................................
(d)       Not applicable. ............................................
(e)       Not applicable. ............................................
(f)       Not applicable. ............................................